EXHIBIT 10.2

September 19, 2011

Dear Michael:

RE: OFFER EXTENSION

Mattson Technology, Inc. ("Mattson" or the "Company") is very pleased to offer you the position of, Chief Financial Officer, reporting to David Dutton, Chief Executive Officer. We would like to summarize the details of our offer as follows.

Base Salary

You will be paid a starting base salary of $315,000.00 per year (bi-weekly $12,115.38), less applicable tax and other withholdings required by law.

Company Bonus Plan

You are eligible to participate in Mattson's Company Bonus Program. Upon meeting eligibility requirements, the 2011 Company Bonus plan provides an opportunity to receive up to 60% of your earned salary based on established targets and company performance. Depending upon company performance, this bonus target can be increased to 120% of your earned salary during 2011.

Equity

Subject to approval, you will be granted an option to purchase 150,000 of shares of the Company's common stock ("Option") with vesting commencement date on your first day of employment and grant date in accordance with the Company's policy. 25% of the shares covered by the Option will vest after 12 months of continuous service with the Company and 1/48th of the shares covered by the Option per month thereafter for the next three years so as to be 100% vested on the fourth anniversary date, subject to your continued service through such vesting dates. Should you have any questions regarding the stock plan we will set up time to review the plan with you in detail. The Option will be subject to the terms and conditions of the Company's Equity Incentive Plan, the Company's policies and standard form of stock option agreement, which you will be required to agree to as a condition of receiving the Option.

Hire-In Bonus

You will be provided a hire-in bonus of $70,000 to be paid in the first payroll cycle after your start date with the Company. This payment is provided with an understanding should you elect to resign due to circumstances within your control within 12 months of your hire date, you agree and will be subject to repayment of this bonus in full. Re-payment will be prorated over the first 12 month term and with repayment prorated on total length of service with the Company.

Temporary Housing and Transportation

The Company will arrange, schedule and pay for up to 90 days of temporary housing at the commencement of your employment. The specific details and the location of temporary housing will be provided by a travel administrator at the time you are contacted to arrange the most preferential dates.

In addition, the Company will pay transportation expenses for home visits up to a maximum of $1,000 each month with a review at 1 year intervals from hire date.

Employee Benefits

Mattson is committed to providing a comprehensive benefit program that is responsive to all of its employees. Your coverage will begin on your date of hire (except vision coverage) provided you complete the enrollment process within 31 days of your date of hire. Your vision coverage will begin on the first of the month following your date of hire. A detailed package of our complete benefits has been provided for your review. Additionally, we are a health-oriented organization and subsidize the cost of a membership at Club Sport should this be of interest.

Currently we also offer a sabbatical program and after every 5 years of continuous service as a regular full time employee of Mattson U.S. you would become eligible for 5 continuous weeks of paid time off for personal and professional enrichment.

PTO

Our PTO policy provides for 20 days of PTO to cover vacation, sick days and any shutdown periods the company designates during the term of the year. After 5 years of continuous service that amount is raised to 25 days. Additionally, we provide for a carry over provision of up to 160 hours of PTO.

Mattson's Holiday Shutdown

Mattson has designated two weeks of company shutdown, employees may choose to take these days as unpaid time off or use accrued PTO hours. Employees will be paid for any recognized holidays that fall during a shutdown week.

November Break: November 21 - 25 (November 24 and 25 are paid holidays)
December Break: December 26 - 30 (December 26 is a paid holiday)

This offer will remain open through October 6, 2011. I would appreciate your confirming acceptance of this offer by signing and returning the Acceptance Letter and the Proprietary Information and Innovations Assignment (PIIA) Agreement to Lisa Beck by October 6, 2011. Your signature will acknowledge that you have read, understand, and agree to the terms and conditions of this offer and the enclosed documents.

We hope the above terms are consistent with our discussions and look forward to establishing a long and productive relationship with many successes ahead. If there are any questions regarding the offer please contact Lisa Beck, Human Resources and I would be happy to share details in greater depth.

Sincerely,

Lisa Beck
Director, Human Resources

Offer Acceptance

Offer Acceptance

I accept your offer as stated and will begin employment on October 11, 2011.

Acceptance Signature

I hereby accept all terms and conditions of the offer set forth above.

/s/ J. Michael Dodson J. Michael Dodson Please Print Full Legal Name	September 22, 2011 Date

/s/ J. Michael Dodson J. Michael Dodson